EXHIBIT 99.1

Equipment Rental Contract

1. Names

Godels, Solomon, Barber & Company, L.L.C., a Florida limited liability company (Renter), and Avalon Development Enterprises, Inc., a Florida corporation (Owner), agree to the following rental.

2. Equipment Being Rented

Owner agrees to rent to Renter, and Renter agrees to rent from Owner, the following Equipment:

Four (4) Computers (Equipment).

3. Duration of Rental Period

The rental will begin at 9:00 A.M. on July 2, 2004 and will end at (:00 A.M. on June 1, 2007.

4. Rental Amount

The rental amount is $38.74 per month.

5. Payment

Renter has paid $1,312 to Owner to cover the rental period specified in paragraph 3.

6. Delivery

Owner will deliver the Equipment to Renter on July 2, 2004 at:

770 1st Avenue N.
St. Petersburg, Florida 33701

7. Late Return

If Renter returns the Equipment to Owner after the time and date the rental period ends, Renter will pay Owner a rental charge of $5 per day for each day or partial day beyond the end of the rental period until the Equipment is returned. Owner can subtract these rental charges from the security deposit.

8. Damage or Loss

Renter acknowledges receiving the Equipment in good condition, except as follows:

New.

Renter will return the Equipment to Owner in good condition except as noted above. If the Equipment is damaged while in Renter's possession, Renter will be responsible for the cost of repair, up to the current value of the Equipment. If the Equipment is lost while in Renter's possession, Renter will pay Owner its current value.

9. Current Value of Equipment

Owner and Renter agree that the current value of the Equipment is $1,712.

10. Use of Equipment

Renter acknowledges that use of the Equipment creates some risk of personal injury to Renter and third parties, as well as a risk of damage to property, and Renter expressly assumes that risk. Renter therefore agrees to use the Equipment safely and only in the manner for which it is intended to be used. Owner is not responsible for any personal injury or property damage resulting from Renter's misuse, unsafe use or reckless use of the Equipment. Renter will indemnify and defend Owner from and against any injury or damage claims arising out of Renter's misuse, unsafe use or reckless use of the Equipment.

11. Other Terms and Conditions

There are no other terms.

12. Entire Agreement

This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

13. Successors and Assignees

This agreement binds and benefits the heirs, successors and assignees of the parties.

14. Notices

All notices must be in writing. A notice may be delivered to a party at the address that follows a party's signature or to a new address that a party designates in writing. A notice may be delivered:

o in person
o by certified mail, or
o by overnight courier.

15. Governing Law

This agreement will be governed by and construed in accordance with the laws of the state of Florida.

16. Counterparts

The parties may sign several identical counterparts of this agreement. Any fully signed counterpart shall be treated as an original.

17. Modification

This agreement may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

18. Waiver

If one party waives any term or provision of this agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

19. Severability

If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

RENTER

Godels, Solomon, Barber & Company, L.L.C.,
a Florida limited liability company
770 1st Avenue N.
St. Petersburg, Florida 33701

Dated: July 2, 2004

By:	/s/Charles P. Godels
Charles P. Godels
Member

OWNER

Avalon Development Enterprises, Inc.,
a Florida corporation
770 1st Avenue N.
St. Petersburg, Florida 33701

Dated: July 2, 2004

By:	/s/Charles P. Godels
Charles P. Godels
President